EXHIBIT 99

News Release

CONTACT: ExxonMobil Media Relations	Exxon Mobil Corporation
(972) 940-6007	5959 Las Colinas Boulevard
Irving, TX 75039-2298
972 940 6007 Telephone
972 940 6143 Facsimile

FOR IMMEDIATE RELEASE
TUESDAY, JULY 28, 2020

ExxonMobil Recommends Shareholders Reject Below-Market Mini-Tender Offer by Ponos Industries LLC

IRVING, Texas — Exxon Mobil Corporation has received notice of an unsolicited mini-tender offer by Ponos Industries LLC to purchase up to 1 million shares of ExxonMobil common stock, which represents approximately 0.024 percent of the shares outstanding as of the April 27, 2020 offer date.

Ponos' offer price of $48 per share is conditioned on the closing price per share exceeding $48 per share on the last day before the offer expires. This means that the offer will only be accepted if the offer is below market value.

ExxonMobil recommends that stockholders do not tender their shares in response to Ponos’ offer because the offer is at a price below a conditional market price for ExxonMobil’s shares and subject to numerous conditions. ExxonMobil is not affiliated or associated in any way with Ponos, its mini-tender offer or the offer documentation.

Ponos has made many similar mini-tender offers for shares of other companies. Mini-tender offers seek to acquire less than 5 percent of a company’s shares outstanding, thereby avoiding many disclosure and procedural requirements of the U.S. Securities and Exchange Commission (SEC) that apply to offers for more than 5 percent of a company’s shares outstanding. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under U.S. securities laws.

The SEC has cautioned investors that some bidders making mini-tender offers at below-market prices are “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” More on the SEC’s guidance to investors on mini-tender offers is available at www.sec.gov/reportspubs/investor-publications/investorpubsminitendhtm.html.

ExxonMobil urges investors to obtain current market quotations for their shares, to consult with their broker or financial advisor and to exercise caution with respect to Ponos’ offer. ExxonMobil recommends that shareholders who have not responded to Ponos’ offer take no action. Shareholders who have already tendered their shares may withdraw them at any time prior to the expiration of the offer, in accordance with Ponos’ offering documents. The offer is currently scheduled to expire at 1 p.m. EST on Friday, Nov. 27, 2020. Ponos may extend the offering period at its discretion.

ExxonMobil encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

ExxonMobil requests that a copy of this news release be included with all distributions of materials relating to Ponos’ mini-tender offer related to ExxonMobil shares of common stock.

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